Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES FULL-YEAR AND FOURTH QUARTER 2008 RESULTS

RADNOR, PA (BusinessWire) February 11, 2009 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months and year ended December 31, 2008 and provided an update of full-year 2009 guidance.

Fourth Quarter 2008 Highlights

Fourth quarter 2008 highlights and results, with comparisons to fourth quarter 2007 results, included the following:

•	Distributable cash flow (DCF), a non-GAAP (generally accepted accounting principles) measure, of $35.0 million, as compared to $33.3 million;

•	Operating loss of $0.3 million, which includes a $31.8 million charge for the impairment of goodwill, as compared to operating income of $36.2 million;

•

Adjusted net income, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value and goodwill impairment that affect comparability to the prior year period, of $20.6 million, or $0.28 per limited partner unit, as compared to $24.0 million, or $0.43 per limited partner unit;

•	Net income of $15.9 million, or $0.19 per limited partner unit, as compared to $7.0 million, or $0.07 per limited partner unit;

•	Coal production by lessees of 8.7 million tons, as compared to 7.3 million tons;

•	Average coal royalties per ton of $3.89 ($3.72 net of coal royalties expense), as compared to $2.82 ($2.69 net of coal royalties expense);

•	Quarterly record natural gas midstream system throughput volumes of 29.8 Bcf, or 324 million cubic feet (MMcf) per day, as compared to 17.0 Bcf, or 185 MMcf per day; and

•	Midstream gross margin of $20.1 million, or $0.68 per thousand cubic feet (Mcf), as compared to $30.8 million, or $1.81 per Mcf.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

DCF for the fourth quarter of 2008 of $35.0 million was five percent higher than DCF in the fourth quarter of 2007 due to:

•

a $14.8 million increase in operating income, prior to depreciation, depletion and amortization (DD&A) expense, from the coal and natural resource management segment (PVR Coal & Natural Resource Management) primarily due to increases in average coal royalties per ton and lessee production; and

•	a $3.6 million decrease in cash paid to settle derivatives.

These increases to DCF were partially offset by:

•

a $13.7 million decrease in operating income, prior to DD&A expense and the goodwill impairment charge, from the natural gas midstream segment (PVR Midstream), primarily due to a decrease in midstream gross margin and increased operating expenses;

•	a $1.8 million increase in interest expense; and

•	a $1.3 million increase in maintenance capital expenditures.

The $3.4 million decrease in adjusted net income as compared to the prior year quarter was primarily due to a $17.6 million decrease in operating income, prior to the goodwill impairment charge, from PVR Midstream, partially offset by a $12.8 million increase in operating income from PVR Coal & Natural Resource Management and the decrease in cash paid to settle derivatives.

The $9.0 million, or 129 percent, increase in net income as compared to the prior year quarter was due to a $47.9 million increase in derivatives income resulting primarily from changes in the valuation of unrealized derivative positions, partially offset by the decrease in operating income, including the goodwill impairment charge, and the increase in interest expense.

For the year ended December 31, 2008, DCF was $129.9 million, as compared to $120.5 million in 2007. Operating income was $115.2 million, which includes the $31.8 million goodwill impairment charge, as compared to $117.7 million in 2007. Adjusted net income, which excludes the effects of the non-cash change in derivatives fair value and goodwill impairment, was $86.5 million, or $1.32 per limited partner unit, as compared to $89.0 million, or $1.65 per limited partner unit, in 2007. Net income was $104.5 million, or $1.67 per limited partner unit, as compared to $56.6 million, or $0.96 per limited partner unit. Coal production by lessees was 33.7 million tons with average coal royalties per ton of $3.65 ($3.37 net of coal royalties expense) as compared to 32.5 million tons with average coal royalties per ton of $2.89 ($2.72 net of coal royalties expense) in 2007. Natural gas midstream system throughput volumes were a record 98.7 Bcf, or 270 MMcf per day, with a gross margin of $1.09 per Mcf as compared to 67.8 Bcf, or 186 MMcf per day, with a gross margin of $1.33 per Mcf.

Cash Distribution

As previously announced, on February 13, 2009, we will pay to unitholders of record as of February 2, 2009 a quarterly cash distribution of $0.47 per unit, or an annualized rate of $1.88 per unit, covering the period of October 1 through December 31, 2008. On an annualized basis, this represents a seven percent increase over the annualized distribution of $1.76 per unit for the same quarter of 2007 and is unchanged from the distribution paid for the third quarter of 2008.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report our results for the fourth quarter and full-year 2008, which were led by a strong performance from our coal and natural resource management segment. PVR Midstream successfully expanded its operational base during the first three quarters of 2008, but was adversely impacted in the fourth quarter by the combined effects of a dramatic slowdown in the economy and the lingering impacts of inclement weather which contributed to the compression of midstream processing margins. The decline in margins was offset in part by strong volume growth stemming from the acquired assets which are largely fee-based.

“PVR Coal & Natural Resource Management had record operating income during the fourth quarter of 2008 due to continued high prices for increased lessee production. We continue to benefit from higher coal prices, especially in Central Appalachia, the Illinois Basin and Northern Appalachia where average coal royalties per ton increased by 49 percent, 37 percent and 32 percent, respectively, over the fourth quarter of 2007. The impact of lessee contract renewals at higher prices, primarily in Central Appalachia and to a lesser extent in the Illinois Basin, has improved our average coal royalties per ton. We expect continued strength into 2009 for which our lessees have locked in pricing for over 80 percent of their market price sensitive coal production.

“During the fourth quarter, PVR Midstream’s daily system throughput volumes increased 75 percent over the fourth quarter of 2007 and seven percent over the third quarter of 2008, primarily as a result of contributions from expansions and acquisitions earlier in 2008. However, the gross margin per Mcf of system throughput volume, adjusted for the cash impact of hedges, decreased 60 percent to $0.55 per Mcf in the fourth quarter from $1.36 per Mcf in the fourth quarter of 2007 and 13 percent from $0.63 per Mcf in the third quarter of 2008. PVR Midstream was adversely impacted by severely reduced demand for natural gas liquids (NGLs) due to effects of the weakening overall economy as well as continued oversupply of NGLs in the aftermath of Hurricanes Ike and Gustav. General economic conditions and reduced commodity prices in 2009 are expected to continue to dampen margins from this segment, offset by expected increases in system throughput volumes. Our hedging program is expected to provide additional support for our midstream margins in 2009.

“As a partnership, we need to have access to capital to continue the growth of our business segments. Access to the debt and equity capital markets continues to be difficult and we cannot predict when those markets will improve. As of the end of 2008, we had approximately $130 million of unused borrowing capacity under our $700 million revolving credit facility, which we believe provides adequate cushion to support our working capital needs and some modest growth opportunities. Despite these recent challenges, particularly in the midstream business, we remain confident that the fundamental characteristics of our business segments remain intact.”

Coal and Natural Resource Management Segment Review

During the fourth quarter of 2008, operating income for PVR Coal & Natural Resource Management increased by 82 percent to $28.4 million from $15.6 million in the prior year quarter. Revenues increased by 61 percent from the prior year quarter to $42.3 million primarily due to a 64 percent increase in coal royalties revenue, along with a $2.8 million, or 49 percent, increase in coal services and other revenues to $8.4 million. Coal royalties revenue increased primarily due to a 38 percent increase in average coal royalties per ton to $3.89 from $2.82 in the prior year quarter, as well as a 1.4 million ton, or 19 percent, increase in coal production by our lessees to 8.7 million tons from 7.3 million tons in the prior year quarter. Net of coal royalties expense, average coal royalties per ton increased $1.03, or 38 percent, to $3.72 in the fourth quarter of 2008 as compared to $2.69 in the prior year quarter. Lessee production increases occurred in Central Appalachia, Northern Appalachia and the San Juan Basin, with flat production in the Illinois Basin as compared to the prior year quarter. Operating expenses increased by 30 percent to $13.9 million primarily due to higher DD&A, coal royalties and other operating expenses.

For the full year, operating income increased by 40 percent to $96.3 million from $68.8 million in 2007. Revenues increased by 37 percent from 2007 to $153.3 million primarily due to a 30 percent increase in coal royalties revenue, along with a $13.0 million, or 74 percent, increase in coal services and other revenues to $30.5 million. Coal royalties revenue increased primarily due to a 26 percent increase in average coal royalties per ton to $3.65 from $2.89 in 2007, as well as a 1.2 million ton, or four percent, increase in coal production by our lessees to 33.7 million tons from 32.5 million tons in 2007. Net of coal royalties expense, average coal royalties per ton increased $0.65, or 24 percent, to $3.37 as compared to $2.72 in 2007. Lessee production increases occurred in Central Appalachia, the Illinois Basin and the San Juan Basin, offset in part by decreased production in Northern Appalachia as compared to 2007. Operating expenses increased by 33 percent to $57.0 million primarily due to higher DD&A, coal royalties, and general and administrative expenses.

Natural Gas Midstream Segment Review

During the fourth quarter, operating income for PVR Midstream, excluding a $31.8 million goodwill impairment charge, decreased by 85 percent to $3.0 million from $20.6 million in the prior year quarter. Midstream gross margin decreased by 35 percent to $20.1 million, or $0.68 per Mcfe, from $30.8 million, or $1.81 per Mcf, in the prior year quarter primarily due to a significant decrease in the price of NGLs as a result of reduced industrial demand in a weakening economy, partially offset by a significant increase in system throughput volumes. Adjusted for the cash impact of derivatives, midstream gross margin was $16.3 million, or $0.55 per Mcf, down 30 percent from $23.1 million, or $1.36 per Mcf, in the prior year quarter. In addition, operating and DD&A expenses increased by $7.2 million, or 62 percent, primarily due to acquisitions and increased system throughput volumes.

System throughput volumes at our gas processing plants and gathering systems increased 75 percent to a record 29.8 Bcf, or approximately 324 MMcf per day, in the fourth quarter of 2008 from 17.0 Bcf, or approximately 185 MMcf per day, in the prior year quarter. The volumes increased primarily as a result of contributions from expansions and acquisitions during the first seven months of 2008, as well as successful results by producers connected to our gathering systems.

For the full year, operating income for PVR Midstream, excluding the goodwill impairment charge, increased by four percent to $50.7 million from $48.9 million in 2007. Midstream gross margin increased by 20 percent to $107.5 million, or $1.09 per Mcf, from $89.9 million, or $1.33 per Mcf, in 2007 primarily due to a 46 percent increase in system throughput volumes. Adjusted for the cash impact of derivatives, midstream gross margin was $74.5 million, or $0.75 per Mcf, down three percent from $76.7 million, or $1.13 per Mcf, in the prior year quarter. In addition, operating and DD&A expenses increased by $19.4 million, or 42 percent, primarily due to acquisitions and increased system throughput volumes.

Goodwill Impairment Charge

Our annual impairment testing of goodwill and other intangible assets, using the guidance prescribed by Statement of Financial Accounting Standards No. 142, resulted in a non-cash charge to goodwill of approximately $31.8 million in the fourth quarter of 2008. The impairment charge, which was triggered by declines in oil and gas futures prices and a decline in PVR’s market capitalization, reduces to zero all goodwill recorded in conjunction with acquisitions made by PVR Midstream in 2008 and prior years.

Capital Resources and Impact of Derivatives

As of December 31, 2008, we had outstanding borrowings of $568.1 million under our $700 million revolving credit facility. The $156.4 million increase in outstanding borrowings as compared to the $411.7 million outstanding as of December 31, 2007 was primarily due to acquisitions and capital expenditures during 2008, partially offset by the net proceeds from a public offering of common units in May 2008. In July 2008, we repaid $58.4 million of senior unsecured notes.

Interest expense increased from $5.5 million in the fourth quarter of 2007 to $7.3 million in the fourth quarter of 2008 due to the higher weighted average level of outstanding borrowings during the quarter as compared to the prior year quarter. Interest expense increased from $17.3 million in 2007 to $24.7 million in 2008 due to a higher average level of outstanding borrowings during 2008 as compared to 2007.

For the fourth quarter of 2008, derivatives income was $23.3 million, as compared to derivatives expense of $24.6 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $5.2 million during the fourth quarter of 2008, as compared to $8.8 million of net cash payments in the prior year quarter. During 2008, derivatives income was $16.8 million, as compared to derivatives expense of $45.6 million in 2007. Cash settlements of derivatives included in these amounts resulted in net cash payments of $38.5 million during 2008, as compared to $17.8 million of net cash payments in 2007. See the Natural Gas Midstream Segment Review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross margin. See the Guidance Table included in this release for details of derivative positions as of December 31, 2008.

Guidance for 2009

See the Guidance Table included in this release for guidance estimates for full-year 2009. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

Conference Call

A joint conference call and webcast, during which management will discuss full-year and fourth quarter 2008 financial and operational results for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, February 12, 2009 at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to our website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until February 26, 2009 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #309174. An on-demand replay of the conference call will be available at our website beginning shortly after the call.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about us, visit our website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; the relationship between natural gas, NGL and coal prices; the projected demand for and supply of natural gas, NGLs and coal; competition among producers in the coal industry generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our coal differs from estimated recoverable coal reserves; our ability to generate sufficient cash from our businesses to maintain and pay the quarterly distribution to our general partner and our unitholders; the experience and financial condition of our coal lessees and natural gas midstream customers, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; operating risks, including unanticipated geological problems, incidental to our coal and natural resource management or natural gas midstream business; our ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; our ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects and new processing plants in our natural gas midstream business; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; and risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues
Natural gas midstream	$118,875	$123,079	$720,002	$433,174
Coal royalties	33,923	20,685	122,834	94,140
Coal services	1,837	1,604	7,355	7,252
Other	8,350	5,529	31,389	14,879

Total revenues	162,985	150,897	881,580	549,445

Expenses
Cost of midstream gas purchased	98,752	92,293	612,530	343,293
Coal royalties expense	1,500	958	9,534	5,540
Other operating	6,624	3,771	23,143	15,424
Taxes other than income	1,241	924	4,258	3,036
General and administrative	6,567	5,807	26,906	22,915
Impairments	31,801	—	31,801	—
Depreciation, depletion and amortization	16,844	10,912	58,166	41,512

Total expenses	163,329	114,665	766,338	431,720

Operating income (loss)	(344)	36,232	115,242	117,725

Other income (expense)
Interest expense	(7,306)	(5,496)	(24,672)	(17,338)
Other	326	873	(2,907)	1,804
Derivatives	23,261	(24,641)	16,837	(45,568)

Net income	$15,937	$6,968	$104,500	$56,623

Allocation of net income:
General partner’s interest in net income	$6,233	$3,633	$21,738	$12,452
Limited partners’ interest in net income	$9,704	$3,335	$82,762	$44,171

Net income per limited partner unit, basic and diluted	$0.19	$0.07	$1.67	$0.96

Weighted average number of units outstanding, basic and diluted	51,799	46,106	49,495	46,103

Other data:
Distributions to limited partners (per unit) - (a)	$0.47	$0.44	$1.85	$1.70
Distributions paid	$30,877	$23,796	$111,076	$89,649
Distributable cash flow (non-GAAP) - (b)	$34,996	$33,321	$129,915	$120,467

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,715	7,342	33,690	32,528
Average coal royalties ($ per ton)	$3.89	$2.82	$3.65	$2.89
Average net coal royalties ($ per ton) - (c)	$3.72	$2.69	$3.37	$2.72

Natural gas midstream segment:
System throughput volumes (MMcf)	29,768	17,047	98,683	67,810
Gross margin (in thousands)	$20,123	$30,786	$107,472	$89,881

(a)	-	These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to our general partner.
(b)	-	See subsequent page for the calculation and description of distributable cash flow.
(c)	-	Average net coal royalties per ton deducts coal royalties expense, which is incurred primarily in Central Appalachia.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$9,484	$19,530
Accounts receivable	73,267	78,888
Derivative assets	30,431	1,212
Other current assets	4,263	4,104

Total current assets	117,445	103,734
Net property, plant and equipment	895,119	731,282
Other long-term assets	206,255	96,263

Total assets	$1,218,819	$931,279

Liabilities and partners’ capital
Accounts payable and accrued liabilities	$71,186	$76,236
Current portion of long-term debt	—	12,561
Deferred income	4,842	2,958
Derivative liabilities	13,585	41,733

Total current liabilities	89,613	133,488
Derivative liabilities	6,915	1,315
Other long-term liabilities	23,509	26,047
Long-term debt	568,100	399,153
Partners’ capital	530,682	371,276

Total liabilities and partners’ capital	$1,218,819	$931,279

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$15,937	$6,968	$104,500	$56,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,844	10,912	58,166	41,512
Impairments	31,801	—	31,801	—
Derivative contracts:
Total derivative losses (gains)	(21,909)	25,804	(11,357)	50,163
Cash settlements of derivatives	(5,187)	(8,816)	(38,466)	(17,779)
Noncash interest expense	1,150	184	2,693	678
Equity earnings, net of distributions received	1,191	848	(224)	(285)
Other	199	(647)	(1,408)	(845)
Changes in operating assets and liabilities	4,383	6,235	(6,529)	(2,243)

Net cash provided by operating activities	44,409	41,488	139,176	127,824

Cash flows from investing activities
Acquisitions	(7,345)	(31,038)	(260,376)	(176,917)
Additions to property, plant and equipment	(16,750)	(18,468)	(71,652)	(48,123)
Other	(658)	661	998	858

Net cash used in investing activities	(24,753)	(48,845)	(331,030)	(224,182)

Cash flows from financing activities
Proceeds from issuance of partners’ capital	—	—	141,084	—
Distributions to partners	(30,877)	(23,796)	(111,076)	(89,649)
Proceeds from (repayments of) borrowings, net	10,000	47,500	156,000	193,500
Other	—	(263)	(4,200)	597

Net cash provided by (used in) financing activities	(20,877)	23,441	181,808	104,448

Net increase (decrease) in cash and cash equivalents	(1,222)	16,084	(10,046)	8,090
Cash and cash equivalents - beginning of period	10,706	3,446	19,530	11,440

Cash and cash equivalents - end of period	$9,484	$19,530	$9,484	$19,530

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$15,937	$6,968	$104,500	$56,623
Depreciation, depletion and amortization expense	16,844	10,912	58,166	41,512
Impairments	31,801	—	31,801	—
Commodity derivative contracts:
Derivative losses included in operating income	1,352	1,163	5,480	4,595
Derivative losses (gains) included in other income	(23,261)	24,641	(16,837)	45,568
Cash settlements of derivatives	(5,187)	(8,816)	(38,466)	(17,779)
Equity earnings from joint ventures	(1,309)	(652)	(4,174)	(1,785)
Cash distributions from joint ventures	2,500	1,500	3,950	1,500
Maintenance capital expenditures	(3,681)	(2,395)	(14,505)	(9,767)

Distributable cash flow (a)	$34,996	$33,321	$129,915	$120,467

Distribution to Partners:

Limited partner units	$24,345	$19,826	$89,207	$76,536
General partner interest	497	405	1,820	1,562
Incentive distribution rights (b)	6,035	3,565	20,049	11,551

Total cash distribution paid during period	$30,877	$23,796	$111,076	$89,649

Total cash distribution paid per unit during period	$0.47	$0.43	$1.82	$1.66

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$15,937	$6,968	$104,500	$56,623
Adjustments for derivatives:
Derivative losses included in operating income	1,352	1,163	5,480	4,595
Derivative losses (gains) included in other income	(23,261)	24,641	(16,837)	45,568
Cash payments to settle derivatives for the period	(5,187)	(8,816)	(38,466)	(17,779)
Adjustment for impairments	31,801	—	31,801	—

Net income as adjusted (c)	$20,642	$23,956	$86,478	$89,007

Allocation of net income, as adjusted:
General partner’s interest in net income, as adjusted	$6,327	$3,973	$21,378	$13,100
Limited partners’ interest in net income, as adjusted	$14,315	$19,983	$65,100	$75,907

Net income as adjusted, per limited partner unit, basic and diluted	$0.28	$0.43	$1.32	$1.65

(a)	-	Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus the goodwill impairment, plus derivative losses (gains) included in operating income and other income, less cash paid for derivative settlements, less equity earnings in joint ventures, plus cash distributions from joint ventures, less maintenance capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b)	-	In accordance with our partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.
(c)	-	Net income as adjusted represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and to exclude the effects of the goodwill impairment. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. Management uses this information for comparative purposes within the industry. Net income as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended December 31, 2008

Revenues
Natural gas midstream	$—	$118,875	$118,875
Coal royalties	33,923	—	33,923
Coal services	1,837	—	1,837
Timber	1,615	—	1,615
Oil and gas royalties	1,259	—	1,259
Other	3,683	1,793	5,476

Total revenues	42,317	120,668	162,985

Expenses
Cost of midstream gas purchased	—	98,752	98,752
Coal royalties expense	1,500	—	1,500
Other operating	918	5,706	6,624
Taxes other than income	565	676	1,241
General and administrative	2,826	3,741	6,567
Impairments	—	31,801	31,801
Depreciation, depletion and amortization	8,072	8,772	16,844

Total expenses	13,881	149,448	163,329

Operating income (loss)	$28,436	$(28,780)	$(344)

Additions to property, plant and equipment and acquisitions	$2,084	$22,011	$24,095

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended December 31, 2007

Revenues
Natural gas midstream	$—	$123,079	$123,079
Coal royalties	20,685	—	20,685
Coal services	1,604	—	1,604
Timber	1,181	—	1,181
Oil and gas royalties	1,017	—	1,017
Other	1,842	1,489	3,331

Total revenues	26,329	124,568	150,897

Expenses
Cost of midstream gas purchased	—	92,293	92,293
Coal royalties expense	958	—	958
Other operating	445	3,326	3,771
Taxes other than income	278	646	924
General and administrative	2,968	2,839	5,807
Depreciation, depletion and amortization	6,047	4,865	10,912

Total expenses	10,696	103,969	114,665

Operating income	$15,633	$20,599	$36,232

Additions to property, plant and equipment and acquisitions	$31,045	$18,461	$49,506

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Year Ended December 31, 2008

Revenues
Natural gas midstream	$—	$720,002	$720,002
Coal royalties	122,834	—	122,834
Coal services	7,355	—	7,355
Timber	6,943	—	6,943
Oil and gas royalties	5,989	—	5,989
Other	10,206	8,251	18,457

Total revenues	153,327	728,253	881,580

Expenses
Cost of midstream gas purchased	—	612,530	612,530
Coal royalties expense	9,534	—	9,534
Other operating	2,406	20,737	23,143
Taxes other than income	1,680	2,578	4,258
General and administrative	12,606	14,300	26,906
Impairments	—	31,801	31,801
Depreciation, depletion and amortization	30,805	27,361	58,166

Total expenses	57,031	709,307	766,338

Operating income	$96,296	$18,946	$115,242

Additions to property, plant and equipment and acquisitions	$27,270	$304,758	$332,028

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Year Ended December 31, 2007

Revenues
Natural gas midstream	$—	$433,174	$433,174
Coal royalties	94,140	—	94,140
Coal services	7,252	—	7,252
Timber	1,711	—	1,711
Oil and gas royalties	1,864	—	1,864
Other	6,672	4,632	11,304

Total revenues	111,639	437,806	549,445

Expenses
Cost of midstream gas purchased	—	343,293	343,293
Coal royalties expense	5,540	—	5,540
Other operating	2,531	12,893	15,424
Taxes other than income	1,110	1,926	3,036
General and administrative	10,957	11,958	22,915
Depreciation, depletion and amortization	22,690	18,822	41,512

Total expenses	42,828	388,892	431,720

Operating income	$68,811	$48,914	$117,725

Additions to property, plant and equipment and acquisitions	$177,960	$47,080	$225,040

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE - unaudited

(dollars and tons in millions)

We are providing the following guidance regarding financial and operational expectations for full-year 2009.

	Actual
	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	YTD 2008	Full-Year 2009 Guidance
Coal and Natural Resource Management Segment:
Coal royalty tons (millions)	7.7	8.8	8.5	8.7	33.7	33.5	—	35.0

Revenues:
Average coal royalties per ton	$3.14	3.58	3.92	3.89	3.65	3.50	—	3.65
Other	$6.3	7.4	8.4	8.4	30.5	23.0	—	25.0

Expenses:
Cash operating expenses	$6.3	7.5	6.6	5.8	26.2	24.0	—	25.0
Depreciation, depletion and amortization	$6.4	7.5	8.8	8.1	30.8	32.0	—	33.0

Capital expenditures:
Expansion and acquisitions	$0.1	24.6	0.5	1.9	27.1	4.0	—	5.0
Other capital expenditures	$—	—	—	0.2	0.2	1.0	—	2.0
Total segment capital expenditures	$0.1	24.6	0.5	2.1	27.3	5.0	—	7.0

Natural Gas Midstream Segment:
System throughput volumes (MMcf per day)	190	262	302	324	270	350	—	375

Expenses:
Cash operating expenses	$8.1	8.9	10.5	10.1	37.6	52.0	—	54.0
Depreciation, depletion and amortization	$5.1	5.4	8.1	8.8	27.4	38.0	—	40.0
Impairments	$—	—	—	31.8	31.8

Capital expenditures:
Expansion and acquisitions	$16.4	86.3	196.6	19.5	318.8	46.0	—	49.0
Maintenance capital expenditures	$3.1	3.9	3.8	3.7	14.5	14.0	—	16.0
Total segment capital expenditures	$19.5	90.2	200.4	23.2	333.3	60.0	—	65.0

Other:
Interest expense:
End of period total debt outstanding	$413.7	381.2	558.1	568.1	568.1
Average interest rates	5.3%	4.4%	4.5%	4.5%	4.6%

These estimates are meant to provide guidance only and are subject to revision as our operating environment changes.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of December 31, 2008

			Weighted Average Price
	Average Volume Per Day		Sold Put	Purchased Put / Floor		Sold Call / Ceiling
Crude Oil Three-Way Collar (1)	(in barrels	)		(per barrel	)
First Quarter 2009 through Fourth Quarter 2009	1,000		$70.00	$90.00		$119.25

Frac Spread Collar (2)	(in MMBtu	)		(per MMBtu	)
First Quarter 2009 through Fourth Quarter 2009	6,000			$9.09		$13.94

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income in 2009 would decrease or increase by approximately $4.7 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the oil price, natural gas midstream gross margin and operating income in 2009 would increase or decrease by approximately $4.6 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at forecasted levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1)	-	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that we will receive for the contracted commodity volumes. The purchased put establishes the minimum price that we will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.
(2)	-	Our frac spread is the spread between the purchase price for the natural gas we purchase from producers and the sale price for the NGLs that we sell after processing. We hedge against the variability in the frac spread by entering into swap derivative contracts to sell NGLs forward at a predetermined swap price and to purchase an equivalent volume of natural gas forward on an MMBtu basis.